UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 16, 2012, Griffin Capital Net Lease REIT, Inc. (the “Registrant”), through its operating partnership and certain wholly-owned subsidiaries of its operating partnership, entered into that certain First Amendment (the “First Amendment to the Restated KeyBank Credit Agreement”) to the Amended and Restated Credit Agreement (the “Restated KeyBank Credit Agreement”) with a syndicate of lenders, under which KeyBank National Association (“KeyBank”) serves as administrative agent. The First Amendment to the Restated KeyBank Credit Agreement is described in further detail in Item 2.03. The description of the First Amendment to the Restated KeyBank Credit Agreement contained in this report is qualified in its entirety by the full agreement, which is attached hereto as Exhibit 10.1.

On March 22, 2012, the Registrant, through a wholly-owned subsidiary of its operating partnership, assumed the position as purchaser under a purchase and sale agreement (the “Westinghouse Purchase Agreement”), as amended, for the purchase of the Westinghouse Property (as defined below) from Cranwoods-WST, Ltd., an unaffiliated third party. The description of the Westinghouse Purchase Agreement contained in this report is qualified in its entirety by the full agreement, which is attached hereto as Exhibit 10.2.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On March 22, 2012, the Registrant closed on the purchase of an approximately 118,000 square foot Class A office building located in Cranberry Township, Pennsylvania (the “Westinghouse Property”) pursuant to the Westinghouse Purchase Agreement. The Westinghouse Property is subject to a long-term net lease with Westinghouse Electric Company, LLC (“Westinghouse”). The Westinghouse lease is guaranteed pursuant to a guaranty (the “Guaranty”) by Westinghouse Electric UK Holdings Limited and TSB Nuclear Energy USA Group, Inc., two subsidiaries of Westinghouse’s parent company, Toshiba Corporation. The acquisition price for the Westinghouse Property was $36.2 million. The purchase price and the acquisition expenses paid in connection with the acquisition were funded with a draw of approximately $27.1 million from the Restated KeyBank Credit Agreement, and $9.0 million in mezzanine debt pursuant to the Mezzanine Credit Agreement (as defined in Item 2.03 below).

The Registrant’s advisor earned $905,000 in acquisition fees, and is entitled to reimbursement of $181,000 in acquisition expenses in connection with the acquisition of the Westinghouse Property. The Registrant’s advisor has deferred the collection of both the acquisition fees and the acquisition expense reimbursement until such time as the mezzanine debt has been fully repaid with net proceeds from the Registrant’s initial public offering. The Registrant paid an assignment fee of $362,000 to an unaffiliated third party in connection with the assignment of the Westinghouse Purchase Agreement.

Westinghouse provides fuel, services, technology, plant design and equipment for the commercial nuclear power industry in the U.S. and internationally. Westinghouse technology serves more than 50% of the world’s operating nuclear plants, including 60% of those in the U.S.

The Westinghouse Property is one of four buildings situated in Westinghouse’s international headquarters campus and houses the engineering group responsible for two product lines—Nuclear Fuel and Nuclear Services. The Westinghouse Property was constructed in 2010, sits on an approximately 25-acre tract and can accommodate up to 590 vehicles with surface parking.

Cranberry Township is located in Butler County, which has been the fastest growing county in western Pennsylvania. Cranberry Township is the largest and most economically diverse township in the county with a median household income of approximately $90,000 and greater than 6% annual population growth. Location is a key driver to the success of Cranberry Township, as it is located near the confluence of two major interstates and is approximately a 15-minute drive from downtown Pittsburgh and Pittsburgh International Airport.

Under the Westinghouse lease, as amended, Westinghouse is responsible to provide all building services and pay all building and property expenses, including repairs and maintenance. The landlord is responsible for potential capital expenses related to the structural integrity of the building, foundation, roof and qualified capital expenses as they relate to the parking area and HVAC and to the extent the cost is in excess of $100,000. The initial term of the Westinghouse lease was 15 years, which commenced on January 1, 2011, and the rent schedule is as follows:

Month commencing	Approximate annual stated rent*	$/square foot
January 1, 2011	$2,886,676.96	$24.47
January 1, 2016	$3,004,644.96	$25.47
January 1, 2021	$3,122,612.96	$26.47

*	Stated rent includes a reduction of $67,242 in base rent per annum given to Westinghouse as consideration for the Guaranty.

The implied initial capitalization rate for the Westinghouse Property is approximately 7.97%. The estimated going-in capitalization rate is determined by dividing the projected net rental payment for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). Generally, pursuant to each lease, if the tenant is responsible for the payment of all property operating expenses, insurance and taxes, the net rental payment by the tenant to the landlord is equivalent to the base rental payment. The projected net rental payment includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

The Westinghouse lease contains an option to extend the Westinghouse lease for two, five-year periods, and a third period of four years and 11 months. Under the Westinghouse lease, Westinghouse has the right to surrender a portion of the Westinghouse Property, effective as of December 31, 2020, for a contraction fee equal to the then-unamortized principal balance of the tenant improvement allowance and the brokerage commissions on a mortgage amortization basis assuming an amortization period of the initial 15-year term and an 8% imputed interest rate. Westinghouse has the option to terminate the Westinghouse lease, effective as December 31, 2020, upon 18 months’ written notice to the landlord and the payment of a termination fee equal to approximately $3.4 million.

The GC Net Lease REIT Property Management, LLC, an affiliate of the Registrant, will manage the Westinghouse Property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Westinghouse Property.

The descriptions of the Westinghouse lease (including material amendments) and the Guaranty contained in this report are qualified in their entirety by the full agreements and amendments attached hereto as Exhibits 10.3 through 10.6.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As noted in Item 2.01, to finance the acquisition of the Westinghouse Property, the Registrant obtained an additional approximately $27.1 million in debt pursuant to the Restated KeyBank Credit Agreement and obtained $9.0 million in mezzanine debt pursuant to the Registrant’s existing mezzanine credit agreement with KeyBank (the “Mezzanine Credit Agreement”). The amount drawn under the Restated KeyBank Credit Agreement will bear interest at LIBOR plus 2.75%, or a rate of 3.0%. The amount drawn under the Mezzanine Credit Agreement will bear interest at LIBOR plus 6.50%, or a rate of 6.75%.

The total amount drawn pursuant to the Mezzanine Credit Agreement is now approximately $12.4 million. The total amount drawn pursuant to the Restated KeyBank Credit Agreement is now approximately $86.2 million. Pursuant to a joinder agreement by a special purpose entity wholly-owned by the Registrant’s operating partnership (the “Property SPE”) in favor of KeyBank as administrative agent (the “Westinghouse Joinder Agreement”), the Westinghouse Property now serves as additional collateral for the Restated KeyBank Credit Agreement, which security is evidenced by a mortgage on the Westinghouse Property, and the Property SPE now serves as an additional borrower.

On March 16, 2012, pursuant to the First Amendment to the Restated KeyBank Credit Agreement, the available commitments under the revised revolving credit facility were increased to $115 million, and Regions Bank became a lender party and agreed to provide a financing commitment of up to $35 million. In connection with its agreement to provide additional commitments, Regions Bank requested certain revisions to the allocation of payments for the revised revolving credit facility and the Registrant’s outstanding mezzanine debt with KeyBank should there be an occurrence and continuance of a monetary default under the Restated KeyBank Credit Agreement, which revisions were provided for in an intercreditor agreement between KeyBank, on behalf of the lenders, and the Registrant’s operating partnership and the wholly-owned subsidiary borrowers of the operating partnership. The other material terms of the Restated KeyBank Credit Agreement were otherwise unchanged. The additional commitment provided by Regions Bank is governed by and subject to the terms and conditions of the Restated KeyBank Credit Agreement. The facility had an available balance of approximately $28.8 million subsequent to the draw to fund the acquisition of the Westinghouse Property.

Item 7.01.    Regulation FD Disclosure

On March 26, 2012, the Registrant intends to issue a press release regarding the closing of the acquisition of the Westinghouse Property. A copy of the press release is attached hereto as Exhibit 99.1. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before June 7, 2012 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

(d) Exhibits.

10.1	First Amendment to the Restated KeyBank Credit Agreement dated March 16, 2012

10.2	Westinghouse Purchase Agreement dated August 18, 2011

10.3	Westinghouse Lease dated September 2, 2009

10.4	Second Amendment to Westinghouse Lease dated November 10, 2010

10.5	Third Amendment to Westinghouse Lease dated March 22, 2012

10.6	Guaranty dated March 22, 2012

99.1	Press Release for Westinghouse Property dated March 26, 2012

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: March 22, 2012	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer